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Exhibit 10.54.2

Amendment to the
Benefit Restoration Plan of
The Dime Savings Bank of New York, FSB

Effective January 1, 2001

        The Benefit Restoration Plan of The Dime Savings Bank of New York, FSB is hereby amended, effective as of January 1, 2001, as follows:

1.
Section 1.1 is amended to provide as follows:

          "Section 1.1 Adjusted Compensation means a Participant's compensation under the Retirement Plan or the 401(k) Plan, as the case may be, adjusted so that such compensation is calculated (i) without regard to Section 401(a)(17) of the Code, (ii) by excluding commissions and commission overrides, if any, and (iii) by including, at the time of deferral and not at the time of payment, the amount of any salary (but not bonus, dividends on restricted stock, or dividend equivalents on phantom stock) deferred by the Participant pursuant to a Deferred Compensation Plan. A Participant's compensation under the 401(k) Plan for these purposes shall be deemed to be the Participant's Basic Bank Compensation, as defined in the 401(k) Plan, regardless of whether the Participant is Bank Member or a NAMCO Member under the 401(k) Plan and regardless of which entity pays such compensation."

2.
Section 1.3 is amended to provide as follows:

          "Section 1.3 Bank Matching Contribution means a Bank Matching Contribution (if the Participant is a Bank Member under the 401(k) Plan) or a NAMCO Matching Contribution (if the Participant is a NAMCO Member under the 401(k) Plan), each as defined in the 401(k) Plan."

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Amendment to the Benefit Restoration Plan of The Dime Savings Bank of New York, FSB Effective January 1, 2001